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EXHIBIT 99.2

Company Contacts:
Robert J. Lollini President & CEO (801) 975-1191 www.iomed.com	Betsy Truax Investor Relations Consultant (801) 975-1191, ext. 411 info@iomed.com

IOMED Reports Third Quarter Fiscal 2003 Results

Company Posts Net Income of $0.02 Per Diluted Share, Record Revenues

        Salt Lake City, UT (April 30, 2003)—IOMED, Inc.    (AMEX:IOX) today reported financial results for the third quarter ended March 31, 2003. The Company reported net income of $0.02 per diluted share while posting record product sales.

Third Quarter Results

        For the quarter ended March 31, 2003, total revenues were $2,964,000 compared with $2,855,000 a year ago. Product sales increased to a record $2,927,000 for the third quarter. IOMED has grown product sales 25 out of the last 26 quarters, with the third quarter marking the sixth consecutive quarter of record product sales.

        Gross margin on product sales improved to 63% in the third quarter of fiscal 2003, compared with 62% in the prior year quarter. Total operating expenses were $2,822,000 for the third quarter or 2% lower than a year ago. Included in total operating expenses for the quarter are increased legal costs related to litigation the Company is pursuing against certain parties. These increased legal costs were offset, in part, by the reversal of $76,000 of non-recurring charges taken in fiscal 2000 related to the Company's relocation to its new facilities.

        IOMED reported net income of $118,000, or $0.02 per diluted share, for the third quarter of fiscal 2003 compared to a net loss of $54,000, or $0.01 per share, a year ago.

Nine-Month Operating Results

        For the nine-month period of fiscal 2003, IOMED reported total revenues of $8,954,000 compared with total revenues of $8,625,000 a year ago. Product sales in the period increased 8% from the comparable nine months of last year to a record $8,815,000. The increase in product sales is attributable in part to the return of the Company's sales orders to normal levels following a shortage of an anti-inflammatory drug often used with its products, which had negatively impacted sales orders during the first quarter of the prior year. Gross margin on product sales was 63% for both nine-month periods of fiscal 2002 and 2003. Operating expenses decreased 18% to $8,367,000 in the nine-month period of fiscal 2003 compared with the same period of last year. For the first nine months of fiscal 2003, IOMED reported net income of $503,000, or $0.07 per diluted share, compared to a net loss of $1,647,000 or $0.25 per share, in the comparable period of fiscal 2002.

Cash Flow from Operations

        IOMED generated $1.2 million of operating cash flow during the first nine months of fiscal 2003, compared to the cash consumption of $2.3 million in the prior year period. The increased cash generated from operations reflects higher net income resulting from higher product sales and cost reduction and control measures implemented in the prior year, as well as favorable changes in working capital.

        At March 31, 2003, IOMED had working capital of approximately $5.7 million and total cash of $7.3 million, of which approximately $2.0 million is being held as a compensating balance under a long-term obligation and subject to withdrawal restrictions.

Management Comments

        "We continue to focus our efforts on improving overall operating efficiencies, as well as on increasing the marketing opportunities of our existing product lines. We are strengthening our distribution network by reinforcing distributor relationships and by seeking new distribution outlets. We continue to evaluate new product opportunities and enhancements to our existing lines," said Mr. Robert J. Lollini, President and CEO. "We are pleased to report another quarter of record product sales, profitability and a stronger financial condition. We anticipate that our efforts will continue to bode well for the Company in terms of increasing sales, profitability, and shareholder value for the long term."

        IOMED is a leader in the development, manufacture and sale of active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a leading provider of quality, innovative, non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by growing its existing product lines, distributing new product lines and through acquisitions.

        The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED's beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED's filings with the Securities Exchange Commission on Form 10-K for its fiscal year ended June 30, 2002.

—TABLES FOLLOW—

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:
Product sales	$2,927,000	$2,808,000	$8,815,000	$8,143,000
Contract research revenue, royalties & license fees	37,000	47,000	139,000	482,000

Total revenues	2,964,000	2,855,000	8,954,000	8,625,000
Operating costs and expenses:
Cost of products sold	1,081,000	1,069,000	3,241,000	3,034,000
Research and product development	321,000	436,000	990,000	2,214,000
Selling, general and administrative	1,496,000	1,368,000	4,212,000	4,462,000
Non-recurring items	(76,000)	—	(76,000)	505,000

Total costs and expenses	2,822,000	2,873,000	8,367,000	10,215,000

Income (loss) from operations	142,000	(18,000)	587,000	(1,590,000)
Interest expense	53,000	66,000	168,000	209,000
Interest income and other, net	29,000	30,000	84,000	152,000

Net income (loss)	$118,000	$(54,000)	$503,000	$(1,647,000)

Income (loss) per share:
Basic	$0.02	$(0.01)	$0.08	$(0.25)
Diluted	$0.02	$(0.01)	$0.07	$(0.25)
Shares used in the computation of income (loss) per share:
Basic	6,545,000	6,545,000	6,545,000	6,545,000
Diluted	7,532,000	6,545,000	7,483,000	6,545,000

Consolidated Balance Sheet

	March 31, 2003	June 30, 2002
	(unaudited)	(audited)
Cash and cash equivalents	$5,352,000	$4,422,000
Working capital, net	$5,656,000	$4,731,000
Restricted cash	$1,980,000	$2,279,000
Total assets	$12,062,000	$12,079,000
Long-term obligations	$2,109,000	$2,569,000
Accumulated deficit	$(33,393,000)	$(33,896,000)
Shareholders' equity	$8,134,000	$7,631,000

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended March 31,
	2003	2002
	(unaudited)
Cash flows from operating activities
Net income (loss)	$503,000	$(1,647,000)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	699,000	869,000
Other non-cash items	(76,000)	10,000
Changes in operating assets and liabilities:
Accounts receivable	6,000	116,000
Inventories	78,000	98,000
Prepaid expenses	(19,000)	(29,000)
Trade accounts payable	(66,000)	(748,000)
Other accrued liabilities	52,000	(1,013,000)

Net cash provide by (used in) operating activities	1,177,000	(2,344,000)
Cash flows from investing activities
Purchases of equipment and furniture	(116,000)	(98,000)
Cash flows from financing activities
Change in restricted cash balance	299,000	280,000
Payments on long-term obligations	(430,000)	(449,000)

Net cash used in financing activities	(131,000)	(169,000)

Net increase (decrease) in cash and cash equivalents	930,000	(2,611,000)
Cash and cash equivalents at beginning of period	4,422,000	6,436,000

Cash and cash equivalents at end of period	$5,352,000	$3,825,000

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IOMED Reports Third Quarter Fiscal 2003 Results